UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 28, 2011
BELO CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-8598	75-0135890
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

400 S. Record Street
Dallas, Texas	75202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 977-6606
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On July 28, 2011, Peter A. Altabef was elected as a director of Belo Corp. Mr. Altabef will serve on each of the Company’s three standing committees — the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. A copy of the press release announcing the election is furnished herewith as Exhibit 99.1.
Mr. Altabef’s initial term will expire at the Company’s annual meeting of shareholders in May 2012, when he will be eligible for re-election by stockholders. Consistent with the Company’s non-employee director compensation arrangements, Mr. Altabef will receive a prorated amount of the Belo Corp. director’s annual $140,000 retainer package, or approximately $109,615 for the balance of the service year. One-half will be paid in cash and the remainder will be paid in time-based restricted stock units. Mr. Altabef has no family relationship with any other director or executive officer of the Company and, other than in his capacity as a current director, he has no other material relationship with the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On July 28, 2011, the Board of Directors of Belo Corp. approved amendments to Article III, Section 3 of the Company’s Bylaws (as amended and restated March 9, 2009) to increase the mandatory retirement age of directors from 68 to 70. A copy of the amendment is filed herewith as Exhibit 3.1.
9.01. Financial Statements and Exhibits
(d) Exhibits.

3.1	Amendment No. 1 to Amended and Restated Bylaws of Belo Corp.
99.1	Press Release Announcing Director Election dated July 29, 2011

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 29, 2011	BELO CORP.
	By:	/s/ Russell F. Coleman
Russell F. Coleman
Senior Vice President/General Counsel

EXHIBIT INDEX

3.1	Amendment No. 1 to Amended and Restated Bylaws of Belo Corp.
99.1	Press Release Announcing Director Election dated July 29, 2011.